EXHIBIT 99.1
News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 2, 2021

ExxonMobil Reports Results for Fourth Quarter 2020
and Provides Perspective on Forward Plans

Fourth Quarter and Full-Year 2020 Results
•Fourth quarter loss of $20.1 billion included unfavorable identified items of $20.2 billion, primarily non-cash impairments; earnings excluding identified items were $110 million, or $0.03 per share assuming dilution
•Exceeded cost-reduction objectives, with 2020 capital spending of $21 billion below target by $2 billion; cash operating expense more than 15% below 2019, of which $3 billion is a structural reduction
•Met 2020 methane emissions (15%) and flaring (25%) reduction targets versus 20161, and announced 2025 emission reduction plans; projected to be consistent with the Paris Agreement

Management Perspectives on Forward Plans
•Additional annual structural operating expense reductions of $3 billion expected by 2023, resulting in total annual structural reductions of $6 billion versus 2019
•Cash flow this year expected to cover capex and maintain dividend and strong balance sheet. Assumptions include Brent prices of $50 per barrel and lowest annual Downstream and Chemical margins during 2010-2019; portfolio flexibility enables further adjustments
•ExxonMobil Low Carbon Solutions business created and new independent director elected

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Results Summary
(Dollars in millions, except per share data)
Earnings/(Loss) (U.S. GAAP)	(20,070)	5,690	(680)	(22,440)	14,340

Earnings/(Loss) Per Common Share
Assuming Dilution	(4.70)	1.33	(0.15)	(5.25)	3.36

Identified Items Per Common Share
Assuming Dilution	(4.73)	0.92	0.03	(4.92)	1.11

Earnings/(Loss) Excluding Identified Items
Per Common Share Assuming Dilution	0.03	0.41	(0.18)	(0.33)	2.25

Capital and Exploration Expenditures	4,771	8,460	4,133	21,374	31,148

1 Compared to 2016 levels based on assets operated by ExxonMobil. Preliminary analysis assumes performance from OBO assets is similar to 2019.

IRVING, Texas – February 2, 2021 – Exxon Mobil Corporation today announced an estimated fourth quarter 2020 loss of $20.1 billion, or $4.70 per share assuming dilution. Fourth quarter capital and exploration expenditures were $4.8 billion, bringing full-year spending to $21.4 billion, $9.8 billion lower than the prior year.

Oil-equivalent production in the fourth quarter was 3.7 million barrels per day, consistent with the third quarter of 2020. Production was reduced by government mandated curtailments. Excluding entitlement effects, divestments, and government mandates, liquids production increased 5 percent, while natural gas volumes increased 2 percent.

“The past year presented the most challenging market conditions ExxonMobil has ever experienced,” said Darren W. Woods, chairman and chief executive officer. “While the effects of the pandemic significantly impacted our 2020 results, our previously executed strategic initiatives and reorganizations enabled us to respond decisively to permanently improve our cost structure, drive greater efficiencies across our businesses, and emerge a stronger company. These improvements are expected to deliver structural expense savings of $6 billion per year by 2023, relative to 2019.”

“We remain focused on increasing long-term value for our shareholders by investing in our highest-return assets, preserving the strength of the balance sheet, and paying a reliable dividend. We’ve built a flexible capital program that is robust to a range of market scenarios and focused on our highest-return opportunities to drive greater cash flow, cover the dividend, and increase the earnings potential of our business in the near and longer term.”

Fourth Quarter and Full-Year 2020 Results and Business Highlights

Upstream
•Average realizations for crude oil were in line with the third quarter. Natural gas realizations rose by 39 percent in the quarter, reflecting market supply disruptions and seasonal demand.

•Liquid volumes increased 2 percent from the third quarter driven by lower maintenance and downtime. Natural gas volumes decreased 2 percent driven by reduced entitlements.

•Upstream full-year 2020 reliability matched best-ever performance with focus on best-in-class operations.

Downstream
•The Downstream delivered full-year cost reductions in line with revised targets, and achieved best-ever personnel safety, process safety, and reliability performance.

•Industry fuels margins improved slightly from the third quarter, but remained near historic lows driven by market oversupply and high product inventory levels. Lubricants delivered strong fourth quarter and full-year performance underpinned by improved margins and cost control, despite pandemic-related challenges.

Chemical
•Fourth quarter earnings of $691 million represent the best quarterly result since 2018, underpinned by strong safety and operational performance, and advantages from integration with refining. Chemical also achieved best-ever full-year 2020 personnel safety, process safety, and reliability performance.

•Chemical sales volumes were even with the third quarter, while industry margins strengthened on continued strong packaging demand, automotive and durables market recovery and industry supply disruptions.

•Achieved record full-year polyethylene sales driven by strong performance from recent investments and growing demand for the company's high-value performance products.

Strengthening the Portfolio
•During the quarter, production volumes in the Permian averaged 418,000 oil-equivalent barrels per day, an increase of 42 percent from the prior year. Full-year 2020 production averaged 367,000 oil-equivalent barrels per day. Focus remains on lowering overall development costs and increasing recovery through efficiency gains and technology applications. Full-year 2020 drilling and completion costs were more than 25 percent lower than 2019. Over the same period, drilling rates (lateral feet per day) improved more than 20 percent and fracturing rates (stages per day) improved more than 30 percent.

▪ExxonMobil continued to progress major deepwater development in Guyana. Exploration, appraisal, and development drilling continues across four rigs with plans to add additional rigs in the first half of 2021. The Liza Phase 1 development, utilizing the Liza Destiny floating production, storage, and offloading vessel (FPSO), is producing at capacity of 120,000 gross barrels of oil per day. The Liza Unity FPSO, which will be deployed for the second phase of Liza development and will have a gross production capacity of 220,000 barrels of oil per day, is under construction and is expected to start production in 2022. Payara, the third major phase of development, which was fully funded in 2020, will also have a gross production capacity of 220,000 barrels of oil per day and is expected to start up in 2024.

Disciplined Investing and Cost Management
•ExxonMobil exceeded its commitments to reduce capital and cash operating expenses. Full-year 2020 capital spending of $21.4 billion was nearly $12 billion, or 35 percent, lower than the initial $33 billion plan, and $2 billion below the revised $23 billion plan, reflecting project pacing and optimization, increased efficiencies, and lower market prices. Cash operating expenses for the year were 15 percent lower than 2019, capturing savings from increased efficiencies, reduced activity, and lower energy costs.

•Driven by the growing strength of ExxonMobil's investment portfolio, less strategic assets were removed from the company's Upstream development plan, including certain dry gas resources in the United States, western Canada and Argentina. Total non-cash, after-tax fourth quarter impairment charges were $19.3 billion.

•As a result of ExxonMobil's ongoing country-by-country workforce assessments and associated reductions, the company's fourth quarter results include an identified item for after-tax severance charges of $326 million.

Management Perspectives on Forward Plans

Achieving Structural Cost Reductions
In 2020, ExxonMobil reduced annual cash operating expenses by $8 billion, of which $3 billion are structural reductions. The Company expects to generate additional annual savings of $3 billion by 2023, resulting in total structural annual expense reductions of $6 billion, including savings from a global workforce reduction.

Newly created value chain organizations for ExxonMobil’s businesses present ongoing opportunities to better leverage the scale and integration of the corporation and drive further expense reductions. These cost savings will improve long-term net cash margins, and enhance earnings power and cash generation. ExxonMobil will continue to evaluate its organization and cost structure to identify additional opportunities to reduce operating expenses.

Capital Investments Flexible to Market Condition
The company expects 2021 cash flow to cover capital expenditures while maintaining the dividend and a strong balance sheet. These expectations are valid at Brent prices of $50 per barrel and at the lowest annual Downstream and Chemical margins during 2010-2019. Should the price and margin environment fall below these levels, capital expenditures can be further reduced to enable dividend coverage and maintenance of balance sheet strength at Brent prices of approximately $45 per barrel.

The company’s longer-term capital plan focuses on cost-advantaged opportunities that lower breakeven oil prices even further, maximizing free cash flow generation. Approximately 90 percent of ExxonMobil’s 2021-2025 upstream development capital expenditure has a cost-of-supply of $35 Brent per barrel or lower. The company’s integrated portfolio and low cost-of-supply upstream projects enable it to maintain the dividend and fund annual 2022-2025 capital investments, while preserving balance sheet strength, at Brent prices between $45 and $50 per barrel, assuming 2010-2019 average Downstream and Chemical margins. The 2021-2025 start-ups are expected to generate approximately 40 percent of operating cash flows in 2025. Should prices fall below $45 per barrel, the company has the ability to further reduce capital investments, cover the dividend and maintain a strong balance sheet.

The company’s strategy is to improve earnings power and cash generation by developing low cost-of-supply, high-value projects that are resilient to challenging market environments. Making these industry-advantaged investments in today’s market, while covering the dividend and maintaining a strong balance sheet, improves capital efficiency and positions the company to capture even more upside should commodity prices and margins increase during the period. An update on these initiatives will be provided during the company’s March Investor Day and as the year progresses.

Reducing Emissions and Advancing Low Carbon Solutions
ExxonMobil has announced the creation of a new business – ExxonMobil Low Carbon Solutions – to commercialize its extensive low-carbon technology portfolio. The organization will advance plans for more than 20 new carbon capture and sequestration (CCS) opportunities around the world to enable large-scale emission reductions.

ExxonMobil Low Carbon Solutions builds on more than two decades of R&D for lower emission solutions, efficiency improvements in operations and an industry leading CCS position, all of which have enabled ExxonMobil to reduce its Scope 1 and Scope 2 greenhouse gas emissions from operated assets by 6 percent since the adoption of the Paris Agreement in 20162.

In the fourth quarter, ExxonMobil announced plans to further reduce the intensity of its operated upstream greenhouse gas emissions by 15 to 20 percent by 2025, compared to 2016 levels. This will be supported by a 40 to 50 percent decrease in methane intensity, and a 35 to 45 percent decrease in flaring intensity across its global operations. The 2025 emission reduction plans are expected to reduce absolute greenhouse gas emissions by an estimated 30 percent for the Company’s upstream business. Similarly, absolute flaring and methane emissions are expected to decrease by 40 to 50 percent. The emission reduction plans, which cover Scope 1 and Scope 2 emissions from operated assets, are projected to be consistent with the goals of the Paris Agreement and position ExxonMobil to be an industry leader in greenhouse gas performance by 2030. The Company’s plans are outlined in its newly released Energy & Carbon Summary.

At year-end 2020, the Company achieved its earlier emission reduction goals outlined in 2018. These included a 15 percent reduction in methane emissions versus 2016 levels, and 25 percent reduction in flaring versus 2016 levels3.

Ongoing Board Refreshment
ExxonMobil announced today the election of Tan Sri Wan Zulkiflee Wan Ariffin, former Petronas president and Group CEO, to its board of directors. ExxonMobil continues discussions with other director candidates with a range of skills sets for potential addition to its board, as part of its ongoing refreshment process. The board expects to take further action in the near term.
2 As of 2019.
3 Compared to 2016 levels based on assets operated by ExxonMobil. Preliminary analysis assumes performance from OBO assets is similar to 2019.

Results and Volume Summary

Millions of Dollars	4Q	4Q
(unless noted)	2020	2019	Change	Comments
Upstream
U.S.	(16,803)	68	-16,871	Lower liquids prices partly offset by reduced expenses and higher volumes; unfavorable identified item (impairment -16,777)
Non-U.S.	(1,729)	6,069	-7,798	Lower prices and reduced volumes, partly offset by favorable one-time tax items and reduced expenses; unfavorable identified items (prior year Norway divestment -3,679, impairment -2,203, net tax items -565)
Total	(18,532)	6,137	-24,669	Prices -2,150, volume +20, expenses +350, identified items -23,220, other +330
Production (koebd)	3,689	4,018	-329	Liquids -111 kbd: government mandates and divestments, partly offset by lower downtime/maintenance and growth Gas -1,310 mcfd: reduced demand, lower entitlements and divestments
Downstream
U.S.	(514)	895	-1,409	Lower margins on weaker industry refining conditions and unfavorable LIFO inventory impact (-536), partly offset by reduced expenses and net favorable one-time items
Non-U.S.	(697)	3	-700	Lower margins on weaker industry refining conditions, lower market demand, and net unfavorable one-time items, partly offset by reduced expenses and favorable LIFO inventory impact (+124); unfavorable identified items (impairment -258, tax item -262)
Total	(1,211)	898	-2,109	Margins -1,540, market demand -100, expenses +440, manufacturing / yield improvement +70, identified items -520, LIFO/other -460
Petroleum Product Sales (kbd)	4,833	5,482	-649
Chemical
U.S.	461	(2)	+463	Higher margins and lower expenses
Non-U.S.	230	(353)	+583	Higher margins and lower expenses partly offset by unfavorable LIFO inventory impact (-71)
Total	691	(355)	+1,046	Margins +790, volumes +30, expenses +340, identified items -20, LIFO/other -90
Prime Product Sales (kt)	6,643	6,569	+74
Corporate and financing	(1,018)	(990)	-28	Identified items -337 (mainly severance), largely offset by lower corporate costs and tax impacts

Results and Volume Summary

Millions of Dollars	4Q	3Q
(unless noted)	2020	2020	Change	Comments
Upstream
U.S.	(16,803)	(681)	-16,122	Higher prices and volumes; unfavorable identified item (impairment -16,777)
Non-U.S.	(1,729)	298	-2,027	Higher prices, favorable one-time tax items, and higher liquids volumes, partly offset by increased exploration expenses and unfavorable foreign exchange effects; unfavorable identified items (impairment -2,203, tax item -297)
Total	(18,532)	(383)	-18,149	Prices +650, volume +160, expenses -90, identified items -19,270, other +400
Production (koebd)	3,689	3,672	+17
Liquids +39 kbd: lower downtime/maintenance, higher demand including economic curtailment recovery and growth, partly offset by government mandates and lower entitlements

Gas -131 mcfd: lower entitlements and increased downtime/maintenance, partly offset by higher demand

Downstream
U.S.	(514)	(136)	-378	Lower margins on the absence of prior period favorable supply and trading impacts, higher maintenance expenses, unfavorable LIFO inventory impact (-78), lower market demand, and unfavorable foreign exchange impacts, partly offset by net favorable one-time items and manufacturing / yield improvement
Non-U.S.	(697)	(95)	-602	Lower margins on unfavorable mark-to-market and product price lag, higher maintenance expenses, and unfavorable tax impacts, partly offset by favorable LIFO inventory impact (+207) and manufacturing / yield improvement; unfavorable identified items (impairment -258, tax item -262)
Total	(1,211)	(231)	-980	Margins -430, market demand -40, expenses -300, manufacturing / yield improvement +160, identified items -530, LIFO/other +160
Petroleum Product Sales (kbd)	4,833	5,023	-190
Chemical
U.S.	461	357	+104	Higher margins
Non-U.S.	230	304	-74
Higher margins partly offset by higher expenses on increased maintenance and unfavorable LIFO inventory impact (-84); unfavorable identified items (-108, mainly prior quarter noncash inventory valuation)

Total	691	661	+30	Margins +300, volumes +30, expenses -80, identified items -140, LIFO/other -80
Prime Product Sales (kt)	6,643	6,624	+19
Corporate and financing	(1,018)	(727)	-291	Identified items -361 (mainly severance)

Results and Volume Summary

Millions of Dollars	Full Year	Full Year
(unless noted)	2020	2019	Change	Comments
Upstream
U.S.	(19,385)	536	-19,921	Lower prices partly offset by reduced expenses and higher volumes; unfavorable identified items (impairments -17,092)
Non-U.S.	(645)	13,906	-14,551	Lower prices and volumes, partly offset by reduced expenses and favorable one-time tax items and foreign exchange effects; unfavorable identified items (prior year Norway divestment -3,679, impairments -2,244, net tax items -1,052, noncash inventory valuation -61)
Total	(20,030)	14,442	-34,472	Prices -11,210, volume -300, expenses +960, identified items -24,130, other +210
Production (koebd)	3,761	3,952	-191
Liquids -37 kbd: government mandates, divestments and lower demand including economic curtailments, partly offset by growth and reduced downtime/maintenance

Gas -923 mcfd: divestments, Groningen production limit, lower demand including economic curtailments and higher downtime/maintenance, partly offset by growth

Downstream
U.S.	(852)	1,717	-2,569	Lower margins on weaker industry refining conditions, reduced market demand, and unfavorable LIFO inventory impact (-536), partly offset by reduced expenses, manufacturing / yield improvement, and net favorable one-time items

Non-U.S.	(225)	606	-831	Lower margins on weaker industry refining conditions and reduced market demand, partly offset by reduced expenses, manufacturing / yield improvement, and LIFO inventory impacts (+124); unfavorable identified items (impairments -593, net tax items -253)
Total	(1,077)	2,323	-3,400	Margins -3,820, market demand -620, manufacturing / yield improvement +990, expenses +1,290, identified items -850, LIFO/other -390
Petroleum Product Sales (kbd)	4,895	5,452	-557
Chemical
U.S.	1,277	206	+1,071	Higher margins and lower expenses partly offset by lower volumes; unfavorable identified item (-90, impairment)
Non-U.S.	686	386	+300	Lower expenses and favorable foreign exchange impacts partly offset by lower volumes and unfavorable LIFO inventory impact (-71)
Total	1,963	592	+1,371	Margins +930, volumes -150, expenses +710, identified items -120
Prime Product Sales (kt)	25,449	26,516	-1,067
Corporate and financing	(3,296)	(3,017)	-279	Higher financing costs more than offset by lower corporate costs; identified items (-669)

Cash Flow from Operations and Asset Sales excluding Working Capital
Millions of Dollars	4Q
	2020	Comments
Net income (loss) including noncontrolling interests	(20,603)	Including ($533) million noncontrolling interests
Identified items - impairment (after tax)	19,273
Depreciation	5,030
Changes in operational working capital	(114)
Other	419
Cash Flow from Operating	4,005
Activities (U.S. GAAP)
Asset sales	770	Deferred proceeds from Norway asset sales
Cash Flow from Operations	4,775
and Asset Sales
Changes in operational working capital	114
Cash Flow from Operations	4,889
and Asset Sales excluding Working Capital

Millions of Dollars	Full Year
	2020	Comments
Net income (loss) including noncontrolling interests	(23,251)	Including ($811) million noncontrolling interests
Identified items - impairment (after tax)	20,060
Depreciation	20,075
Changes in operational working capital	(1,653)	Lower net payables due to market conditions
Other	(563)
Cash Flow from Operating	14,668
Activities (U.S. GAAP)
Asset sales	999
Cash Flow from Operations	15,667
and Asset Sales
Changes in operational working capital	1,653
Cash Flow from Operations	17,320
and Asset Sales excluding Working Capital

Twelve Months 2020 Financial Updates

During 2020, Exxon Mobil Corporation purchased 6 million shares of its common stock for the treasury at a gross cost of $305 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation has suspended its first quarter 2021 anti-dilutive share repurchase program due to current market uncertainty and intends to resume the program in the future as market conditions improve.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on February 2, 2021. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including financial and operating performance; planned capital and cash operating expense reductions and ability to meet or exceed announced reduction objectives; plans to reduce future emissions intensity and the expected resulting absolute emission reductions; carbon capture results and the impact of operational and technology efforts; total capital expenditures and mix; cash flow, dividend and shareholder returns; business and project plans, timing, costs and capacities; resource recoveries and production rates; accounting and financial reporting effects resulting from market developments and ExxonMobil’s responsive actions, including potential impairment charges resulting from any significant changes in current development plan strategy or divestments plans; and the impact of the COVID-19 Pandemic on results, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials; the impact of company actions to protect the health and safety of employees, vendors, customers, and communities; actions of competitors and commercial counterparties; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade agreements and patterns, shipping blockades or harassment, and other political or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies while maintaining future competitive positioning; unforeseen technical or operating difficulties; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs; the ability to bring new technologies to commercial scale on a cost-competitive basis; general economic conditions including the occurrence and duration of economic recessions; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2019 Form 10-K and subsequent Forms 10-Q.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for 2020 periods is shown on page 8 and for 2020 and 2019 periods in Attachment V.

This press release also includes cash flow from operations and asset sales excluding working capital. We believe it is useful for investors to consider these numbers in comparing the underlying performance of our business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for 2020 periods is shown on page 8 and for 2020 and 2019 periods in Attachment V.

This press release also includes references to future cash flow and future operating cash flows. As used in this press release, cash flow refers to cash provided by operating activities net of cash used in investing activities before capex. Operating cash flows is defined as earnings plus Depreciation, Depletion, and Amortization. The company feels these terms are important for investors to understand future cash generation potential across a range of prices and market assumptions.

This press release also includes references to upstream development capital expenditures and cost-of-supply. Upstream development capital expenditures include projects that bring on new volumes. Cost-of-supply is defined as Brent price per barrel generating a money forward 10 percent annualized rate of return. The company feels these terms are important for investors to understand the investment profile of planned capital expenditures for 2021-2025.

This press release also includes earnings/(loss) excluding identified items, which are earnings/(loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several segments. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods when one, or both, periods include identified items. A reconciliation to earnings is shown for 2020 and 2019 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

For future periods, we are unable to provide a reconciliation of forward-looking non-GAAP measures to the most comparable GAAP financial measures because the information needed to reconcile these measures is dependent on future events, many of which are outside management’s control. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with our accounting policies for future periods is extremely difficult and requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated in a manner consistent with the relevant definitions and assumptions noted above and in the release text.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales-based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at www.exxonmobil.com.

LIFO Inventory

Crude oil, products and merchandise inventories are carried at the lower of current market value or cost, generally determined under the last-in first-out method (LIFO). The corporation’s results for the fourth quarters of 2020 and 2019 included a gain of $41 million and $523 million, respectively, attributable to the combined effects of LIFO inventory accumulations and drawdowns driven by operational fluctuations in the corporation’s inventory levels.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

Estimated Key Financial and Operating Data
Attachment I
Exxon Mobil Corporation
Fourth Quarter 2020
(millions of dollars, unless noted)

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Earnings (Loss) / Earnings (Loss) Per Share
Total revenues and other income	46,540	67,173	46,199	181,502	264,938
Total costs and other deductions	73,153	60,759	46,571	210,385	244,882
Income (loss) before income taxes	(26,613)	6,414	(372)	(28,883)	20,056
Income taxes	(6,010)	684	337	(5,632)	5,282
Net income (loss) including noncontrolling interests	(20,603)	5,730	(709)	(23,251)	14,774
Net income (loss) attributable to noncontrolling interests	(533)	40	(29)	(811)	434
Net income (loss) attributable to ExxonMobil (U.S. GAAP)	(20,070)	5,690	(680)	(22,440)	14,340

Earnings (loss) per common share (dollars)	(4.70)	1.33	(0.15)	(5.25)	3.36

Earnings (loss) per common share
- assuming dilution (dollars)	(4.70)	1.33	(0.15)	(5.25)	3.36

Exploration expenses, including dry holes	595	357	188	1,285	1,269

Other Financial Data
Dividends on common stock
Total	3,715	3,716	3,716	14,865	14,652
Per common share (dollars)	0.87	0.87	0.87	3.48	3.43

Millions of common shares outstanding
At period end				4,233	4,234
Average - assuming dilution	4,272	4,269	4,271	4,271	4,270

ExxonMobil share of equity at period end				157,150	191,650
ExxonMobil share of capital employed at period end				227,137	240,925

Income taxes	(6,010)	684	337	(5,632)	5,282
Total other taxes and duties	7,344	8,416	7,901	28,425	33,186
Total taxes	1,334	9,100	8,238	22,793	38,468
Sales-based taxes	4,364	5,205	4,303	16,281	20,679
Total taxes including sales-based taxes	5,698	14,305	12,541	39,074	59,147

ExxonMobil share of income taxes of
equity companies	285	714	134	861	2,490

Attachment II-a
Exxon Mobil Corporation
Fourth Quarter 2020

			Third
$ Millions	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019

Earnings/(Loss) (U.S. GAAP)	(20,070)	5,690	(680)	(22,440)	14,340

Identified Items Included in Earnings/(Loss)
Noncash inventory valuation - lower of cost or market	—	—	113	(61)	—
Impairments	(19,273)	—	—	(20,060)	—
Tax	(581)	268	—	(581)	1,080
Other items (asset management, severance)	(326)	3,655	—	(326)	3,655
Corporate total	(20,180)	3,923	113	(21,028)	4,735

Earnings/(Loss) Excluding Identified Items	110	1,767	(793)	(1,412)	9,605

$ Per Common Share[1]

Earnings/(Loss) Per Common Share
Assuming Dilution (U.S. GAAP)	(4.70)	1.33	(0.15)	(5.25)	3.36

Identified Items Included in Earnings/(Loss)
Per Common Share Assuming Dilution
Noncash inventory valuation - lower of cost or market	—	—	0.03	(0.02)	—
Impairments	(4.51)	—	—	(4.69)	—
Tax	(0.14)	0.06	—	(0.13)	0.25
Other items (asset management, severance)	(0.08)	0.86	—	(0.08)	0.86
Corporate total	(4.73)	0.92	0.03	(4.92)	1.11

Earnings/(Loss) Excluding Identified Items
Per Common Share Assuming Dilution	0.03	0.41	(0.18)	(0.33)	2.25

[1] Computed using the average number of shares outstanding during each period.

Attachment II-b
Exxon Mobil Corporation
Fourth Quarter 2020
(millions of dollars)

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Earnings/(Loss) (U.S. GAAP)
Upstream
United States	(16,803)	68	(681)	(19,385)	536
Non-U.S.	(1,729)	6,069	298	(645)	13,906
Downstream
United States	(514)	895	(136)	(852)	1,717
Non-U.S.	(697)	3	(95)	(225)	606
Chemical
United States	461	(2)	357	1,277	206
Non-U.S.	230	(353)	304	686	386
Corporate and financing	(1,018)	(990)	(727)	(3,296)	(3,017)
Net income (loss) attributable to ExxonMobil	(20,070)	5,690	(680)	(22,440)	14,340

Identified Items Included in Earnings/(Loss)
U.S. Upstream
Impairments	(16,777)	—	—	(17,092)	—
Non-U.S. Upstream
Impairments	(2,203)	—	—	(2,244)	—
Tax Items	(297)	268	—	(297)	755
Other Items (Asset Management, Inventory val.)	—	3,679	(11)	(61)	3,679
U.S. Downstream
Impairments	—	—	—	(4)	—
Other Items (Inventory valuation)	—	—	3	—	—
Non-U.S. Downstream
Impairments	(258)	—	—	(593)	—
Tax Items	(262)	—	—	(262)	(9)
Other Items (Inventory valuation)	—	—	6	—	—
U.S. Chemical
Impairments	—	—	—	(90)	—
Other Items (Inventory valuation)	—	—	29	—	—
Non-U.S. Chemical
Impairments	—	—	—	(2)	—
Tax Items	(22)	—	—	(22)	2
Other Items (Inventory valuation)	—	—	86	—	—
Corporate and financing
Impairments	(35)	—	—	(35)	—
Tax Items	—	—	—	—	332
Other Items (Severance, Asset Management)	(326)	(24)	—	(326)	(24)
Corporate total	(20,180)	3,923	113	(21,028)	4,735

Earnings/(Loss) Excluding Identified Items
Upstream
United States	(26)	68	(681)	(2,293)	536
Non-U.S.	771	2,122	309	1,957	9,472
Downstream
United States	(514)	895	(139)	(848)	1,717
Non-U.S.	(177)	3	(101)	630	615
Chemical
United States	461	(2)	328	1,367	206
Non-U.S.	252	(353)	218	710	384
Corporate and financing	(657)	(966)	(727)	(2,935)	(3,325)
Corporate total	110	1,767	(793)	(1,412)	9,605

Attachment III
Exxon Mobil Corporation
Fourth Quarter 2020

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	719	665	692	685	646
Canada / Other Americas	619	487	487	536	467
Europe	32	93	26	30	108
Africa	258	366	297	312	372
Asia	658	780	735	742	748
Australia / Oceania	39	45	49	44	45
Worldwide	2,325	2,436	2,286	2,349	2,386

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,686	2,713	2,611	2,691	2,778
Canada / Other Americas	253	287	269	277	258
Europe	848	1,508	401	789	1,457
Africa	12	10	11	9	7
Asia	3,225	3,753	3,791	3,486	3,575
Australia / Oceania	1,161	1,224	1,233	1,219	1,319
Worldwide	8,185	9,495	8,316	8,471	9,394

Oil-equivalent production (koebd)[1]	3,689	4,018	3,672	3,761	3,952

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

Attachment IV
Exxon Mobil Corporation
Fourth Quarter 2020

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Refinery throughput (kbd)
United States	1,594	1,675	1,601	1,549	1,532
Canada	359	322	341	340	353
Europe	1,130	1,304	1,183	1,173	1,317
Asia Pacific	522	570	486	553	598
Other	150	182	148	158	181
Worldwide	3,755	4,053	3,759	3,773	3,981

Petroleum product sales (kbd)
United States	2,128	2,356	2,297	2,154	2,292
Canada	415	444	446	418	476
Europe	1,227	1,456	1,253	1,253	1,479
Asia Pacific	645	729	614	651	738
Other	418	497	413	419	467
Worldwide	4,833	5,482	5,023	4,895	5,452

Gasolines, naphthas	2,039	2,276	2,077	1,994	2,220
Heating oils, kerosene, diesel	1,739	1,903	1,750	1,751	1,867
Aviation fuels	172	399	152	213	406
Heavy fuels	237	217	242	249	270
Specialty products	646	687	802	688	689
Worldwide	4,833	5,482	5,023	4,895	5,452

Chemical prime product sales,
thousand metric tons (kt)
United States	2,467	2,294	2,363	9,010	9,127
Non-U.S.	4,176	4,275	4,261	16,439	17,389
Worldwide	6,643	6,569	6,624	25,449	26,516

Attachment V
Exxon Mobil Corporation
Fourth Quarter 2020
(millions of dollars)

			Third
	Fourth Quarter		Quarter	Twelve Months
	2020	2019	2020	2020	2019
Capital and Exploration Expenditures
Upstream
United States	1,122	2,848	1,260	6,817	11,653
Non-U.S.	1,812	3,243	1,534	7,614	11,832
Total	2,934	6,091	2,794	14,431	23,485

Downstream
United States	488	725	390	2,344	2,353
Non-U.S.	674	635	382	1,877	2,018
Total	1,162	1,360	772	4,221	4,371

Chemical
United States	435	786	407	2,002	2,547
Non-U.S.	240	213	157	714	718
Total	675	999	564	2,716	3,265

Other	—	10	3	6	27

Worldwide	4,771	8,460	4,133	21,374	31,148

Cash flow from operations and asset sales excluding working capital
Net cash provided by operating activities
(U.S. GAAP)	4,005	6,352	4,389	14,668	29,716
Proceeds associated with asset sales	770	3,092	100	999	3,692
Cash flow from operations and asset sales	4,775	9,444	4,489	15,667	33,408
Changes in operational working capital	114	1,641	(863)	1,653	(923)
Cash flow from operations and asset sales	4,889	11,085	3,626	17,320	32,485
excluding working capital

Attachment VI
Exxon Mobil Corporation
Earnings/(Loss)

	$ Millions	$ Per Common Share[1]
2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46
Fourth Quarter	6,000	1.41
Year	20,840	4.88

2019
First Quarter	2,350	0.55
Second Quarter	3,130	0.73
Third Quarter	3,170	0.75
Fourth Quarter	5,690	1.33
Year	14,340	3.36

2020
First Quarter	(610)	(0.14)
Second Quarter	(1,080)	(0.26)
Third Quarter	(680)	(0.15)
Fourth Quarter	(20,070)	(4.70)
Year	(22,440)	(5.25)

1 Computed using the average number of shares outstanding during each period.